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                                 LOAN AGREEMENT


                  Agreement made as of the 1st day of October, 1998 by and between TAMARIX INVESTORS, LDC ("Tamarix"), a Cayman Islands limited duration company and TRIDENT ROWAN GROUP, INC. ("TRG"), a Maryland corporation.

                  WHEREAS, TRG wishes to borrow from Tamarix the sum of $2 million and Tamarix wishes to lend such amount on the terms and conditions set forth herein;

                  NOW, THEREFORE, the parties hereto agree as follows:

         1. The Loan. (a) On the date hereof, Tamarix shall lend to TRG the sum of Two Million Dollars ($2,000,000) (the "Tamarix Loan"), which sum shall be wire transferred by Tamarix to TRG to such account as TRG shall designate. TRG shall issue to Tamarix TRG's Promissory Note in the principal amount of Two Million Dollars ($2,000,000), which Note shall bear interest at the rate of ten percent (10%) per annum, shall have a maturity date of the earliest of (i) May 1, 1999, (ii) the closing of the Agreement and Plan of Merger and Reorganization dated August 18, 1998 among TRG, Moto Guzzi Corp., a Delaware corporation ("Moto Guzzi") and North Atlantic Acquisition Corp., a Delaware corporation (the "NAAC Merger"), or (iii) the date on which Moto Guzzi determines that it, on a consolidated basis, has cash flow or has obtained alternative financing, sufficient in either case to repay such indebtedness. The form of such Promissory Note is attached hereto as Exhibit A.

                  (b) Upon the making of the Tamarix Loan, TRG shall pay to Tamarix an origination fee of $20,000.

                  (c) TRG covenants and agrees that the funds represented by the Tamarix Loan shall be used only for (i) funding of TRG's obligations under its promissory notes in the aggregate principal amount of $1,863,401 due October 23, 1998, (ii) providing funds to O.A.M. S.p.A. ("OAM") an Italian corporation principally owned indirectly by TRG, which funds shall be advanced by OAM to Moto Guzzi, which corporation is controlled by TRG and OAM, and used for general working capital purposes by Moto Guzzi's wholly-owned subsidiary, Moto Guzzi S.p.A. and (iii) for TRG's general working capital purposes.

         2. Security. Repayment of the principal amount of the Tamarix Loan and interest thereon shall be unconditionally guaranteed by OAM pursuant to a Guarantee, the form of which is attached hereto as Exhibit B, which Guarantee shall be secured by the pledge by OAM of 500,000 shares of Common Stock, $1.00 par value per share, of Moto Guzzi, the form of which Pledge Agreement is attached hereto as Exhibit C. If the Tamarix Loan is not paid in full in accordance with the terms thereof, then TRG covenants and agrees that upon demand of Tamarix, TRG will cause to be elected to the Board of Directors of its subsidiary, Trident Rowan Servizi, S.p.A. ("Servizi"), an Italian corporation, designees of Tamarix so that such designees shall constitute a majority of the Board of Directors of Servizi.


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         3. Warrant Amendment. Tamarix and TRG acknowledge that on May 2, 1997
TRG issued to Centaurus Management, LDC ("Centaurus"), a Cayman Islands limited duration company which is the manager of Tamarix, a Warrant to purchase 1,250,000 shares (the "Warrant") of Common Stock of TRG, which Warrant was transferred, with respect to 500,000 shares, to each of Azurra, Inc. and Ixion, LDC. Tamarix has heretofore advised TRG that Giovanni Bulgari ("Bulgari") is a principal of Centaurus and TRG has advised Tamarix that on or about the date hereof Bulgari has made a loan of 3 billion Lire to OAM (the "Bulgari Loan"), which loan will have similar repayment terms and be secured by similar collateral, as the Tamarix Loan. As additional consideration for the making of the Tamarix Loan and as an inducement for the making of the Bulgari Loan, TRG hereby agrees that the Warrants shall be and hereby are amended by (x) reducing the Exercise Price described therein from $6.00 per share to $5.50 per share and
(y) extending the period during which such Warrants are exercisable by two (2) years, to May 1, 2002.

         4. Representations and Warranties. Each of Tamarix and TRG hereby represents and warrants to the other that:

                  (a) it has full power and authority to execute, deliver, and perform this Loan Agreement, pursuant to the laws of the jurisdiction where it is organized;

                  (b) the execution, delivery, and performance of this Loan Agreement, and the consummation of the transactions contemplated hereby will not violate any provision of, or constitute a material breach of or default under any term, condition, or provision of any agreement, indenture or other instrument to which it is a party, or by which it or its properties or assets is bound, or of any order, judgment, or decree against or binding upon it; and

                  (c) all acts and conditions required by law of it to authorize the execution and consummation by it of this Loan Agreement have been duly performed and obtained, and this Loan Agreement constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms, subject to(i) the laws of bankruptcy and the laws affecting creditors' rights generally, and (ii) the availability of equitable remedies.

         5. Survival of Warranties. The warranties and representations contained herein or made pursuant to this Loan Agreement will survive the execution and delivery of this Loan Agreement and the closing thereof.

         6. Law. This Loan Agreement is governed by the internal laws of the State of New York, without giving effect to any laws or principles that would apply the laws of any other jurisdiction.

         7. Successors and Assigns. The terms and conditions of this Loan Agreement will inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Loan Agreement, express or implied, is intended to confer upon any party other than the


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parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Loan Agreement, except as expressly provided in this Loan Agreement.

         8. Counterparts: Delivery by Facsimile. This Loan Agreement may be signed in counterparts, any one of which will be deemed to be an original and all of which, when taken together, will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Loan Agreement by telephone facsimile transmission will be effective as delivery of a manually executed counterpart of this Loan Agreement.

         9. Title and Subtitles. The titles and subtitles used in this Loan Agreement are for convenience only and are not to be considered in construing or interpreting this Loan Agreement.

         10. Notices. All notices and other communications called for or required by this Loan Agreement shall be in writing to TRG at Two Worlds Fair Drive, Somerset, New Jersey 08873 or to Tamarix at 444 Madison Avenue, New York, New York, 10022, or to such other address as a party may subsequently specify and shall be deemed to have been received (i) upon delivery in person, (ii) upon the passage of seventy-two (72) hours following post by first class registered or certified mail, return receipt requested, with postage prepaid, (iii) upon the passage of twenty-four (24) hours following post by overnight receipted courier service, or (iv) upon transmittal by facsimile transmission with confirmation that the original was set by facsimile including the date of its transmittal.

         11. Finder's Fees. Each party represents that it neither is, nor will be, obligated for a finder's fee or commission in connection with this transaction.

         12. Expenses. TRG shall pay all reasonable costs and expenses incurred by Tamarix, including attorney's fees, in connection with the enforcement, attempted enforcement or preservation of any rights or remedies arising hereunder or under the Promissory Note, Guarantee or Pledge Agreement, referred to herein.

         13. Amendment and Waivers. Any amendment or waiver of any provision of this Loan Agreement, and any consent to any departure by TRG therefrom, will not be effective unless the same is in writing and signed by TRG and Tamarix.

         14. Severability. If one or more provisions of this Loan Agreement are held to be unenforceable under applicable law, such provision will be excluded from this Loan Agreement and the balance of this Loan Agreement will be interpreted as if such provision were excluded and will be enforceable in accordance with its terms.

         15. Entire Agreement. This Loan Agreement and the other documents contemplated hereby constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof and supersede all prior agreements with respect to the subject matter hereof.


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                  IN WITNESS WHEREOF, the parties have executed or caused to be executed this Loan Agreement as of the date first above written.

                                         TAMARIX INVESTORS LDC


                                         By:
                                            --------------------------------
                                             Mark Hauser,
                                                         -------------------

                                         TRIDENT ROWAN GROUP, INC.


                                         By:
                                            --------------------------------
                                             Howard E. Chase, Chairman



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